Exhibit 99.1
Contact: Paul Jackson	FOR IMMEDIATE RELEASE
(860) 728-7912	www.utc.com

UTC SECOND QUARTER EARNINGS PER SHARE RISE 3 CENTS TO $1.26, REVENUES INCREASE 6 PERCENT; FULL-YEAR OUTLOOK REAFFIRMED

HARTFORD, Conn., July 17, 2003 - United Technologies Corp. (NYSE: UTX) today reported second quarter 2003 earnings per share increased to $1.26, up 3 cents from the same quarter last year. Net income grew slightly to $632 million. Consolidated revenues rose 6 percent to $7.8 billion.

Second quarter cash flow from operations was $803 million including a voluntary pension contribution of $100 million. Capital expenditures for the quarter were $109 million. Acquisition related spending was $76 million, the majority for the purchase of Chubb plc shares. The debt to total capital ratio was 34 percent, 3 percentage points below December 31, 2002.

"These solid results reflect yet again the benefits of UTC's global portfolio and successful cost reduction efforts given an exceptionally weak commercial aviation market and poor economic conditions generally. We affirm our outlook for earnings per share for the year in the $4.55-4.80 range, as indicated to investors last December," said George David, chairman and chief executive officer.

"Strong revenue growth and 150 basis points of margin expansion at Otis, combined with Carrier's fifth consecutive quarterly margin increase, helped offset the commercial aviation weakness. Foreign exchange boosted these commercial companies' results in the quarter but they also saw significant growth in many countries, particularly China where combined Otis and Carrier revenues grew 25 percent. Commercial aerospace sales declined 13 percent in the quarter but military aerospace business grew 16 percent. Balance works," David said.

"Cash flow from operations in the quarter was exceptionally strong. Even net of capital expenditures and including the $100 million pension contribution, we still exceeded net income," David said. UTC reaffirmed guidance for cash flow from operations, before pension contributions and after capital expenditures, equal to or potentially exceeding net income for the year.

Effective this week, more than 50 percent of the common stock of Chubb plc has been tendered to or is owned by UTC. U.S. regulatory approval has been secured, and a decision is expected in Europe in July. With the addition of Chubb plc, UTC's 2002 commercial revenues would have increased to 61 percent of total revenues versus the 57 percent reported, continuing a business shift under way for two decades. Chubb plc operates in commercial security and fire protection markets with a predominance of revenues in Europe and Asia. Including Chubb plc, UTC's 2002 international revenues would have increased to 59 percent of total revenues versus the 56 percent reported.

The accompanying tables include information integral to assessing the company's financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release includes "forward looking statements" that are subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see UTC's SEC filings as updated from time to time, including, but not limited to, the discussion included in the Business section of UTC's Annual Report on Form 10-K under the headings "General," "Description of Business by Segment" and "Other Matters Relating to the Corporation's Business as a Whole" and the information included in UTC's 10-K and 10-Q reports under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

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UNITED TECHNOLOGIES CORPORATION
 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Millions, except per share amounts)	Quarter Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)

	2003	2002	2003	2002

Revenues	$7,790	$7,324	$14,492	$13,698

Cost and Expenses
Cost of goods and services sold	5,619	5,190	10,485	9,675
Research and development	281	305	516	643
Selling, general and administrative	857	798	1,621	1,552
Interest	93	96	184	195
	6,850	6,389	12,806	12,065

Income before income taxes and minority interests	940	935	1,686	1,633
Income taxes	(263)	(266)	(472)	(464)
Minority interests	(45)	(45)	(80)	(78)
Net Income	$632	$624	$1,134	$1,091

Earnings Per Share of Common Stock
Basic	$1.33	$1.30	$2.38	$2.27
Diluted	$1.26	$1.23	$2.27	$2.15

Average Shares (in millions)
Basic	468	473	469	473
Diluted	500	507	500	507

 See accompanying Note to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
SEGMENT REVENUES and OPERATING PROFIT

(Unaudited) (Millions)	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	Revenues

Otis	$1,956	$1,680	$3,776	$3,216
Carrier	2,640	2,541	4,597	4,437
Pratt & Whitney	1,948	1,875	3,679	3,715
Flight	1,392	1,379	2,709	2,588
Segment Revenue	7,936	7,475	14,761	13,956
Eliminations and other	(146)	(151)	(269)	(258)

Consolidated Revenues	$7,790	$7,324	$14,492	$13,698

	Operating Profit

Otis	$336	$263	$650	$497
Carrier	363	335	514	396
Pratt & Whitney	269	335	545	653
Flight	173	192	360	350
Segment Operating Profit	1,141	1,125	2,069	1,896
Eliminations and other	(48)	(40)	(85)	43
General corporate expenses	(60)	(54)	(114)	(111)

Consolidated Operating Profit	$1,033	$1,031	$1,870	$1,828

Segment operating profit for the six months ended June 30, 2002 includes restructuring and related charges.  The amounts recorded in the first quarter were as follows:  Otis - $16, Carrier - $74, Pratt & Whitney - $9 and Flight Systems - $5.  In the second quarter, charges of $29 were recorded in connection with the Corporation's continuing cost reduction efforts, primarily in the commercial segments.

In the first and second quarters of 2003, the Corporation recorded charges of $11 and $22, respectively, in connection with its continuing cost reduction efforts.  These charges were similar in nature to those noted above and were recorded in both the commercial and aerospace units.

See accompanying Note to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEET

(Millions)	June 30, 2003 (Unaudited)	December 31, 2002 (Audited)
Assets

Cash and cash equivalents	$2,415	$2,080
Accounts receivable, net	4,653	4,277
Inventories and contracts in progress, net	3,911	3,803
Other current assets	1,730	1,675
Total Current Assets	12,709	11,835

Fixed assets, net	4,521	4,587
Goodwill, net	7,068	6,981
Other assets	6,609	5,771

Total Assets	$30,907	$29,174

Liabilities and Shareowners' Equity

Short-term debt	$262	$241
Accounts payable	2,400	2,095
Accrued liabilities	5,721	5,651
Total Current Liabilities	8,383	7,987

Long-term debt	4,630	4,632
Other liabilities	7,937	7,772

ESOP Convertible Preferred Stock, net	431	428

Shareowners' Equity:
Common Stock	5,621	5,447
Treasury Stock	(5,196)	(4,951)
Retained Earnings	11,673	10,836
Accumulated other non-shareowners' changes in equity	(2,572)	(2,977)
	9,526	8,355

Total Liabilities and Shareowners' Equity	$30,907	$29,174

Debt Ratios (Net debt is total debt less cash):
Debt to total capitalization (debt plus equity)	34%	37%
Net debt to total capitalization	21%	25%

See accompanying Note to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
 CONDENSED CASH FLOWS FROM OPERATIONS

(Unaudited)
(Millions)	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net Income	$632	$624	$1,134	$1,091
Adjustments to reconcile net income
to net cash flows provided by operating activities
Depreciation and amortization	187	189	367	364
Changes in working capital	(125)	66	(209)	(127)
Contribution to domestic pension plans	(100)	-	(600)	-
Other, net	209	(55)	363	97
Net Cash Flows Provided by Operating Activities	$803	$824	$1,055	$1,425

See accompanying Note to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
Note to Condensed Consolidated Financial Statements

(1)  Certain reclassifications have been made to prior year amounts to conform to current year presentation.